EXHIBIT 5.2

February 21, 2023

Ur-Energy Inc.

10758 W. Centennial Road, Suite 200

Littleton, Colorado 80127

Ladies and Gentlemen:

We have acted as counsel to Ur-Energy Inc., a corporation continued under the Canada Business Corporations Act (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated February 16, 2023 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and effective on December 17, 2021 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to the issue and sale by the Company of (i) an aggregate of 34,000,000 of its common shares (the “ Firm Shares”), no par value per share (the “Common Shares”), and (ii) 34,000,000 warrants of the Company to purchase an aggregate of 17,000,000 Common Shares (the “Firm Warrants”); and (ii) a 30-day option granted to the Underwriters (as defined below) to purchase up to an additional 5,100,000 Common Shares (the “Option Shares” and together with the Firm Shares, the “Shares”) and/or 5,100,000 additional warrants to purchase up to an additional 2,550,000 Common Shares (the “Option Warrants” and together with the Firm Warrants, the “Warrants”).

The Firm Shares and the Firm Warrants (and the Option Shares and/or the Option Warrants, if the option is exercised) are to be issued pursuant to the (i) Prospectus, (ii) Underwriting Agreement dated February 15, 2023 by and between the Company and Cantor Fitzgerald & Co., as representative of the underwriters named therein (the “Underwriters”), and (iii) Warrant Agreement between the Company and Computershare Trust Company, N.A., dated February 21, 2023.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements (other than Warrants), such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that each Warrant constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, assuming its valid authorization, execution and delivery. The validity, binding effect and enforceability of the Warrants is subject to and may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights of creditors generally and by the effect of any applicable statutes of limitation and the doctrines of laches, waiver and estoppel.

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The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. Except as expressly stated above, we express no opinion with respect to any other law or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP

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